EXHIBIT 99.1

OPENWAVE ANNOUNCES EXECUTIVE APPOINTMENTS

REDWOOD CITY, Calif.—April 29, 2003—Openwave Systems Inc. (Nasdaq: OPWV), the leading independent provider of open software products and services for the mobile communications industry, today announced two executive appointments. Steve Peters has been promoted to senior vice president, chief administrative and legal officer and Josh Pace has been promoted to vice president of finance and chief accounting officer.

Peters will continue to report to Don Listwin, president and CEO, and will be responsible for leading the legal and finance organizations. Since 1999, Peters has served as vice president and general counsel of Openwave and has served as secretary since 2000.

Pace, who will report to Peters and work closely with Listwin, will expand his responsibilities to include financial planning, accounting, treasury, and investor relations. He has served as vice president of finance at Openwave since May 2001.

Peters and Pace will together take over the financial responsibilities previously performed by CFO Alan Black. Black, who was recently appointed to managing director of Europe, Middle East and Africa, will work with Peters and Pace to transition his financial responsibilities through the end of the fiscal year. Black will also maintain his role as a member of Openwave’s CXO office.

Before joining Openwave, Peters served as vice president of business development at Baan Company N.V., currently a division of Invensys PLC. Prior to joining Baan Company N.V., Peters spent nine years at Adobe Systems Inc. in a variety of roles including Associate General Counsel and later director of business development. He also previously worked for the law firm of Ware and Freidenrich, currently Gray, Cary, Ware and Freidenrich LLP.

Prior to Openwave, Pace held several finance positions, including senior vice president and CFO of M2Networx, vice president of finance at Covad Communications and executive director of finance at US West Communications.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the mobile communications industry. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

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Openwave, the Openwave logo and Services OS are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

For more information please contact:

Openwave Systems Inc.

Michele Landry

Openwave

+1 650 480 4622

michele.landry@openwave.com